UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AMERICAN EAGLE OUTFITTERS, INC.

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AMERICAN EAGLE OUTFITTERS, INC.

77 Hot Metal Street

Pittsburgh, Pennsylvania 15203

412-432-3300

ADDITIONAL INFORMATION REGARDING PROPOSAL NO. 3 TO BE CONSIDERED

AT THE 2014 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 29, 2014

The following information relates to the proxy statement (the “Proxy Statement”) of American Eagle Outfitters, Inc. (the “Company”), dated April 17, 2014, furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for the 2014 Annual Meeting of Stockholders and any adjournment or postponement thereof (the “Annual Meeting”). All capitalized terms used in this supplement to the Proxy Statement (the “Supplement”) and not otherwise defined herein have the meaning ascribed to them in the Proxy Statement. This information is in addition to the information required to be provided to the Company’s stockholders under the applicable proxy disclosure rules as set forth in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement.

We believe that the disclosures made in the Proxy Statement satisfied all of the Company’s disclosure obligations and provided sufficient information to allow the Company’s stockholders to make an informed judgment concerning each of the proposals contained therein. The following supplemental disclosure concerning Proposal No. 3 is therefore in addition to the information required to be provided to the Company’s stockholders under the applicable proxy disclosure rules.

As described in the Proxy Statement, the American Eagle Outfitters, Inc. 2014 Stock Award and Incentive Plan (the “2014 Plan”) is designed to aid the Company in attracting, retaining, motivating and rewarding employees, consultants, and non-employee directors of the Company or its subsidiaries or affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and to promote the creation of long-term value for stockholders by closely aligning the interests of participants with those of stockholders. The 2014 Plan is also being submitted for stockholder approval to enable the Compensation Committee to have the ongoing ability to structure certain awards in a manner that is tax deductible under Section 162(m) of the Internal Revenue Code. The 2014 Plan, if approved, will replace our 2005 Stock Award and Incentive Plan, as amended (the “2005 Amended Plan”).

As previously disclosed in the Proxy Statement, the Compensation Committee’s independent compensation consultant, Cook & Co., Inc., provided assistance with preparing the 2014 Plan. Based on its review of relevant factual information, the Compensation Committee approved and recommended that the Board approve the 2014 Plan, which would increase the number of available shares by 1,670,000 from 9,830,000 as of January 31, 2014 to 11,500,000. Any shares granted subsequent to January 31, 2014, under the 2005 Amended Plan reduce the number of shares available for grant under the 2014 Plan on a 1:1 basis. The Board subsequently approved the 2014 Plan, subject to approval by our stockholders. In their proxy advisory reports issued in connection with the Annual Meeting, both ISS and Glass Lewis recommended that shareholders vote “FOR” Proposal 3 based on their own proprietary models and policy guidelines.

In setting the amount of shares subject to the 2014 Plan, the Compensation Committee and the Board considered the historical amounts of equity awards the Company has granted to-date in fiscal 2014 and in the past three years. In fiscal years 2011, 2012, 2013 and 2014, the Company granted equity awards representing a total of approximately 1,453,000 shares, 3,163,000 shares, 1,885,000 shares and 2,154,000 shares, respectively. As of May 3, 2014, there are approximately 9,346,000 million shares available for grant under the 2014 Plan after taking into consideration awards granted to date in fiscal 2014. Based on this information, the Compensation Committee concluded the increased reserve would likely be sufficient to cover awards for fiscal 2014 plus an additional four years.

In setting the amount of shares subject to the 2014 Plan, the Compensation Committee and the Board also considered the Company’s three-year average equity expenditures, typically referred to a “burn rate,” as well as the total amount of awards outstanding under existing grants relative to external guidelines. The Company’s three-year average burn rate was determined to be 2.25%, which was well below ISS’ published policy guideline maximum burn rate of 4.16% for the retailing industry. The Company had outstanding, as of January 31, 2014, approximately 7.4 million equity awards (commonly referred to as the “overhang”) which represented approximately 3.85% of the outstanding shares. When combined with the shares proposed for reserve, total overhang would be approximately 18.9 million shares, which was 8.9% on a fully diluted basis, which is below the 10% test used by some institutional investors as the baseline. In addition, ISS’ report indicates that our overhang is below our GICS group (2550-Retailing) median overhang of 12.19%. Additionally, the Company’s shareholder value transfer, which is a metric used by ISS to assess the total cost of the plan expressed as a percentage of market capitalization, is approximately 8%. The company specific allowable cap that ISS applies is also 8%.

While the terms of the 2014 Plan specify the maximum number of shares that may be subject to awards under the 2014 Plan, the actual grant of awards to executive officers and directors will continue to be subject to the Compensation Committee’s and the Board’s discretion. As evidenced by our relatively conservative burn rate, the Compensation Committee and the Board have been judicious in granting such awards and have displayed a sensitivity to minimizing the impact of the potential dilution that such awards could have on our shareholders.

The historical burn rate and the potential dilution above may not be indicative of what the actual amounts are in the future. The 2014 Plan does not contemplate the amount or timing of specific equity awards. The potential dilution is a forward-looking statement. Forward-looking statements are not fact.

The Board of Directors recommends that stockholders vote “FOR” the adoption of the 2014 Stock Award and Incentive Plan.